EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Lund International Holdings, Inc.:

We consent to incorporation by reference in the registration statement (File Nos. 33-64083 and 33-37160) on Form S-8 of Lund International Holdings, Inc. of our report dated August 11, 1995, relating to the consolidated balance sheet of Lund International Holdings, Inc. as of June 30, 1995 and the related consolidated statements of earnings, changes in stockholders equity and cash flows and related financial statement schedule as of June 30, 1995 and 1994 and for each of the years in the two-year period ended June 30, 1995, which report appears in the June 30, 1996 annual report on Form 10-K of Lund International Holdings, Inc.


                                                     KPMG Peat Marwick LLP


Minneapolis, Minnesota
September 25, 1996